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EXHIBIT 3.6

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MIDWAY GAMES INC.

        MIDWAY GAMES INC. (hereinafter the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:

        1.     The name of the Corporation is MIDWAY GAMES INC. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 15, 1988.

        2.     The Certificate of Incorporation is hereby amended to declassify our Board of Directors so that all the directors would stand for re-election annually.

        3.     The following Article ELEVENTH of the Certificate of Incorporation of the Corporation is hereby amended to be and read in its entirety as follows:

          ELEVENTH: Any vacancy on the Board of Directors, howsoever resulting, including through an increase in the number of directors, shall only be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any director so elected to fill a vacancy shall hold office for the remaining term of his or her predecessor.

        4.     The following Article FOURTEENTH of the Certificate of Incorporation of the Corporation is hereby amended to be and read in its entirety as follows:

          FOURTEENTH: Notwithstanding anything contained in the Certificate of Incorporation or the by-laws of the Corporation to the contrary (and notwithstanding the fact that a lesser percentage or separate Class vote may be specified by law, this Certificate of Incorporation, the by-laws of the Corporation or any common stock or preferred stock designation), Articles TWELFTH and THIRTEENTH hereof shall not be altered, amended or repealed, and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all the outstanding stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all the stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article FOURTEENTH.

        5.     The aforesaid amendments were adopted and approved by stockholders at an annual meeting of stockholders duly held on June 12, 2003 by an affirmative vote of not less than 80% of the voting power of our outstanding stock entitled to vote in an election of directors, voting together as a single class.

        6.     The aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned Corporation has caused this Certificate of Amendment to be signed by its Senior Vice President, Secretary and General Counsel this 5th day of August, 2003.

MIDWAY GAMES INC.

/s/ DEBORAH K. FULTON Deborah K. Fulton Senior Vice President, Secretary and General Counsel

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  EXHIBIT 3.6
CERTIFICATE OF AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MIDWAY GAMES INC.